Exhibit 99.1

For Immediate Release
Citigroup Inc. (NYSE: C)
April 15, 2013

CITIGROUP REPORTS FIRST QUARTER 2013 EARNINGS PER SHARE OF $1.23;

$1.29 EXCLUDING CVA/DVA(1)

NET INCOME OF $3.8 BILLION; $4.0 BILLION EXCLUDING CVA/DVA

REVENUES OF $20.5 BILLION; $20.8 BILLION EXCLUDING CVA/DVA

NET INTEREST MARGIN INCREASED TO 2.94%

NET CREDIT LOSSES OF $3.0 BILLION DECLINED 25% VERSUS PRIOR YEAR PERIOD

LOAN LOSS RESERVE RELEASE OF $652 MILLION VERSUS $1.2 BILLION IN PRIOR YEAR PERIOD

UTILIZED $700 MILLION OF DEFERRED TAX ASSETS

BASEL I TIER 1 COMMON RATIO OF 11.8%, REFLECTING NEW U.S. MARKET RISK RULES(2)

ESTIMATED BASEL III TIER 1 COMMON RATIO INCREASED TO 9.3%(3)

BOOK VALUE PER SHARE INCREASED TO $62.51

 TANGIBLE BOOK VALUE PER SHARE(4) INCREASED TO $52.35

CITIGROUP DEPOSITS OF $934 BILLION GREW 3% VERSUS PRIOR YEAR PERIOD

CITICORP LOANS OF $539 BILLION GREW 5% VERSUS PRIOR YEAR PERIOD

CITI HOLDINGS ASSETS OF $149 BILLION DECLINED 29% FROM PRIOR YEAR PERIOD

AND REPRESENTED 8% OF TOTAL CITIGROUP ASSETS AT QUARTER END

New York, April 15, 2013 — Citigroup Inc. today reported net income for the first quarter 2013 of $3.8 billion, or $1.23 per diluted share, on revenues of $20.5 billion.  This compared to net income of $2.9 billion, or $0.95 per diluted share, on revenues of $19.4 billion for the first quarter 2012.

CVA/DVA was $(319) million ($(198) million after-tax) in the first quarter, mainly resulting from the improvement in Citigroup’s credit spreads, compared to $(1.3) billion ($(800) million after-tax) in the prior year period.  First quarter 2012 results included a net gain of $477 million on minority investments ($308 million after-tax)(5).  Excluding CVA/DVA in both periods and the gain on minority investments in the first quarter 2012, first quarter 2013 revenues increased 3% from the prior year period to $20.8 billion.  First quarter 2013 earnings were $1.29 per diluted share, representing a 16% increase from prior year earnings of $1.11 per diluted share (excluding CVA/DVA and the gain on minority investments in first quarter 2012), as higher revenues and lower net credit losses were partially offset by higher legal and related expenses, a lower loan loss reserve release and a higher effective tax rate.

Michael Corbat, Chief Executive Officer of Citi, said, “Achieving consistent, high-quality earnings is one of my top priorities and these results are encouraging.  During the quarter, we benefitted from seasonally strong results in our markets businesses, sustained momentum in investment banking, continued year-over-year growth in loans and deposits in Citicorp, and a more favorable credit environment. However, the environment remains challenging and we are sure to be tested as we go through the year.

“In addition to our performance across business lines, there were several other areas where we made progress.  We reduced the drag on earnings caused by Citi Holdings and utilized a modest amount of our deferred tax assets.  Our capital strength again improved during the quarter with the Tier 1 Common Ratio increasing to an estimated 9.3% on a Basel III basis. It is critical that Citi be viewed as an indisputably strong and stable institution and we made progress towards that goal,” Mr. Corbat concluded.

Citigroup revenues of $20.8 billion in the first quarter 2013 increased 3% from the prior year period, excluding CVA/DVA and the gain on minority investments in the first quarter 2012.  This increase was driven by 2% growth in Citicorp revenues and 15% growth in Citi Holdings revenues.

Citicorp revenues of $19.6 billion in the first quarter 2013 included $(310) million of CVA/DVA reported within Securities and Banking.  Citicorp revenues of $19.9 billion increased 2% from the prior year period, excluding CVA/DVA and the impact of minority investment in the first quarter 2012.  Securities and Banking revenues grew 8% (excluding CVA/DVA), Global Consumer Banking (GCB) revenues were flat and Transaction Services (CTS) revenues were down 4%, all versus the prior year period.

Citi Holdings revenues of $901 million in the first quarter 2013 included $(9) million of CVA/DVA. Excluding CVA/DVA, Citi Holdings revenues were $910 million, up 15% versus the prior year period.  Higher revenues in the Special Asset Pool drove the improvement in Citi Holdings revenues from the prior year period reflecting lower asset marks and lower funding costs. The improvement in Special Asset Pool revenues was partially offset by a decline in Local Consumer Lending revenues, mainly due to the continuing decline in assets.  Total Citi Holdings assets of $149 billion declined $60 billion, or 29%, from the first quarter 2012.  Citi Holdings assets at the end of the first quarter 2013 represented approximately 8% of total Citigroup assets.

Citigroup’s net income rose to $3.8 billion in the first quarter 2013 from $2.9 billion in the prior year period.  Excluding the impact of CVA/DVA and the gain on minority investments in the first quarter of 2012, Citigroup net income increased 17% to $4.0 billion.  This increase was driven by revenue growth and lower net credit losses, partially offset by higher expenses, a lower loan loss reserve release and a higher effective tax rate.  Operating expenses of $12.4 billion were 1% higher than the prior year period mainly reflecting an increase in legal and related costs and repositioning charges.  Citigroup’s cost of credit in the first quarter 2013 was $2.5 billion, a decrease of 16% over the prior year period, reflecting a $994 million improvement in net credit losses partially offset by a $513 million decline in net loan loss reserve releases.  The higher effective tax rate reflected both higher earnings in North America as well as a higher tax rate on international operations due to a first quarter 2013 change in the assertion that earnings in certain international entities would be permanently reinvested outside the U.S.

Citigroup’s allowance for loan losses was $23.7 billion at quarter end, or 3.7% of total loans, compared to $29.0 billion, or 4.5% of total loans, at the end of the prior year period.  The loan loss reserve release of $652 million in the quarter was down 44% from the prior year period.  Reserve releases in Citicorp of $301 million compared to $589 million in the first quarter 2012, predominantly reflecting lower releases in North America GCB, largely related to Citi-branded cards.  Citi Holdings recorded a net loan loss reserve release of $351 million in the first quarter 2013, compared to a net reserve release of $576 million in the prior year period, which included approximately $350 million of reserve releases related to previously deferred principal balances on modified mortgages.  Citigroup asset quality remained largely stable to improving in the first quarter 2013 as total non-accrual assets fell 9% to $11.1 billion compared to the first quarter 2012.  Corporate non-accrual loans decreased 16% to $2.5 billion from the first quarter 2012, while consumer non-accrual loans decreased 5% to $8.1 billion.  The decline in consumer non-accrual loans occurred despite the third quarter 2012 OCC guidance regarding the treatment of mortgage loans where the borrower has gone through Chapter 7 bankruptcy which added $1.5 billion to consumer non-accrual loans.  Consumer loans that were 90+ days delinquent, excluding the Special Asset Pool, declined 26% versus the prior year period to $6.6 billion, or 1.7% of consumer loans.

Citigroup’s capital levels and book value per share increased versus the prior year period.  As of quarter end, book value per share was $62.51 and tangible book value per share was $52.35, 1% and 3% increases respectively versus the prior year period.  At quarter end, Citigroup’s Basel I Tier 1 Capital Ratio was 13.1% and its Basel I Tier 1 Common Ratio was 11.8%, each reflecting the final U.S. market risk capital rules (Basel II.5) which became effective on January 1, 2013.  Citigroup’s estimated Basel III Tier 1 Common Ratio was 9.3% at the end of the first quarter 2013.

CITIGROUP

($ millions, except per share amounts)	1Q’13	4Q’12	1Q’12	QoQ%	YoY%

Citicorp	19,590	17,107	18,524	15%	6%
Citi Holdings	901	1,067	882	-16%	2%
Total Revenues	$20,491	$18,174	$19,406	13%	6%
Total Revenues (Ex-CVA/DVA & Gain (Loss) on Minority Investments)	$20,810	$18,659	$20,217	12%	3%

Expenses	$12,398	$13,845	$12,319	-10%	1%

Net Credit Losses	2,961	3,066	3,955	-3%	-25%
Loan Loss Reserve Build/(Release) (a)	(652)	(86)	(1,165)	NM	44%
Provision for Benefits and Claims	231	219	229	5%	1%
Total Cost of Credit	$2,540	$3,199	$3,019	-21%	-16%

Income (Loss) from Cont. Ops. Before Taxes	$5,553	$1,130	$4,068	NM	37%
Provision for Income Taxes	1,588	(206)	1,006	NM	58%

Income from Continuing Operations	$3,965	$1,336	$3,062	NM	29%
Net income (loss) from Disc. Ops.	(67)	(112)	(5)	40%	NM
Non-Controlling Interest	90	28	126	NM	-29%
Citigroup Net Income	$3,808	$1,196	$2,931	NM	30%

Net Income (Ex-CVA/DVA, Gain (Loss) on Minority Investments & 4Q Repositioning)	$4,006	$2,150	$3,423	86%	17%

Tier 1 Common Ratio(b)	11.8%	12.7%	12.5%
Tier 1 Capital Ratio(b)	13.1%	14.1%	14.3%
Return on Common Equity	8.2%	2.5%	6.5%
Book Value per Share	$62.51	$61.57	$61.90	2%	1%
Tangible Book Value per Share	$52.35	$51.19	$50.90	2%	3%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

(b) As of  1Q’13, Tier 1 Capital and Tier 1 Common Ratios under Basel I reflect the final (revised) U.S. market risk capital rules (Basel II.5).

CITICORP

(in millions of dollars)	1Q’13	4Q’12	1Q’12	QoQ%	YoY%

Global Consumer Banking	10,013	10,234	10,006	-2%	0%
Securities and Banking	6,978	4,362	5,342	60%	31%
Transaction Services	2,606	2,617	2,705	0%	-4%
Corporate/Other	(7)	(106)	471	93%	NM
Total Revenues	$19,590	$17,107	$18,524	15%	6%

Total Revenues (Ex-CVA/DVA and Gain (Loss) on Minority Investments)	$19,900	$17,617	$19,423	13%	2%

Expenses	$10,896	$12,241	$11,102	-11%	-2%

Net Credit Losses	2,031	2,094	2,221	-3%	-9%
Loan Loss Reserve Build/(Release) (a)	(301)	(137)	(589)	NM	49%
Provision for Benefits and Claims	63	64	58	-2%	9%
Total Cost of Credit	$1,793	$2,021	$1,690	-11%	6%

Net Income	$4,602	$2,245	$3,950	NM	17%

Revenues
North America	8,706	7,427	7,247	17%	20%
EMEA	3,102	2,596	3,201	19%	-3%
LATAM	3,792	3,662	3,638	4%	4%
Asia	3,997	3,528	3,967	13%	1%
Corporate/Other	(7)	(106)	471	93%	NM

Net Income
North America	2,377	1,291	1,578	84%	51%
EMEA	639	373	773	71%	-17%
LATAM	889	811	890	10%	0%
Asia	1,116	735	1,108	52%	1%
Corporate/Other	(419)	(965)	(399)	57%	-5%

EOP Assets ($B)	1,733	1,709	1,735	1%	0%
EOP Loans ($B)	539	540	514	0%	5%
EOP Deposits ($B)	868	863	843	1%	3%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $19.6 billion in the first quarter 2013 increased by 6% from the prior year period.  CVA/DVA, reported within Securities and Banking, was $(310) million in the first quarter 2013, compared to $(1.4) billion in the prior year period.  Excluding CVA/DVA and the gain on minority investments in first quarter 2012, revenues were $19.9 billion, up 2% from the first quarter 2012 driven by 8% growth in Securities and Banking revenues to $7.3 billion while GCB revenues were flat at $10.0 billion and CTS revenues declined 4% to $2.6 billion.  Corporate/Other revenues of $(7) million were roughly flat versus the prior year period, excluding the gain on minority investments in the first quarter 2012.

Citicorp net income increased 17% from the prior year period to $4.6 billion, as revenue growth, lower operating expenses and lower net credit losses were partially offset by lower loan loss reserve releases and a higher effective tax rate.

Citicorp operating expenses decreased 2% from the prior year period to $10.9 billion, largely reflecting lower legal and related expenses.

Citicorp cost of credit of $1.8 billion in the first quarter 2013 increased 6% from the prior year period.  The increase reflected lower loan loss reserve releases, which declined 49% to $301 million, partially offset by lower net credit losses, which declined 9% to $2.0 billion compared to the prior year period.  The decline in reserve releases was largely in North America GCB and primarily related to Citi-branded cards.  Citicorp’s consumer loans 90+ days delinquent declined 12% from the prior year period to $2.9 billion, and the 90+ days delinquency ratio decreased 15 basis points to 1.02% of loans.

Citicorp end of period loans grew 5% versus the prior year period to $539 billion, reflecting growth in corporate loans and Latin America consumer loans.  Consumer loans grew 1% to $290 billion and corporate loans grew 9% to $249 billion, both versus the prior year period.

Global Consumer Banking

(in millions of dollars)	1Q’13	4Q’12	1Q’12	QoQ%	YoY%

North America	5,110	5,313	5,166	-4%	-1%
EMEA	368	384	369	-4%	0%
LATAM	2,575	2,542	2,473	1%	4%
Asia	1,960	1,995	1,998	-2%	-2%
Total Revenues	$10,013	$10,234	$10,006	-2%	0%

Expenses	$5,340	$5,918	$5,220	-10%	2%

Net Credit Losses	1,992	2,020	2,278	-1%	-13%
Loan Loss Reserve Build/(Release) (a)	(327)	(147)	(735)	NM	56%
Provision for Benefits and Claims	63	64	58	-2%	9%
Total Cost of Credit	$1,728	$1,937	$1,601	-11%	8%

Net Income	$1,946	$1,744	$2,176	12%	-11%

Net Income
North America	1,113	980	1,297	14%	-14%
EMEA	4	(43)	(14)	NM	NM
LATAM	412	411	392	0%	5%
Asia	417	396	501	5%	-17%

(in billions of dollars)
Avg. Cards Loans	144	145	148	-1%	-3%
Avg. Retail Banking Loans	147	145	139	2%	6%
Avg. Deposits	330	328	319	1%	4%
Investment Sales	28	23	22	21%	30%
Cards Purchase Sales	86	97	85	-11%	1%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $10.0 billion were flat versus the prior year period, as volume growth in most businesses was offset by the continuing impact of spread compression globally and consumer deleveraging in North America.  Revenues in international GCB grew 3% to $4.9 billion on a constant dollar basis (excluding the impact of foreign exchange translation into U.S. dollars(6); the impact of FX on international GCB results was negative in the first quarter 2013 with revenues up only 1% on a reported basis), offset by a 1% decline in revenues in North America GCB to $5.1 billion.

GCB net income declined 11% versus the prior year period to $1.9 billion, predominantly driven by lower loan loss reserve releases, higher operating expenses and a higher effective tax rate, partially offset by lower net credit losses.  Expenses of $5.3 billion rose 2% versus the prior year period driven by higher volume related costs and repositioning charges that were partially offset by lower legal and related costs and efficiency savings.

North America GCB revenues declined 1% to $5.1 billion driven mainly by lower retail banking revenues with total cards revenues (Citi-branded cards and Citi retail services) flat versus the prior year period.  Retail banking revenues declined 3% to $1.6 billion from the first quarter 2012, primarily reflecting the ongoing impact of spread compression, partially offset by higher volumes.  Mortgage banking volumes remained strong, although margins declined versus the prior year period.  Citi-branded cards revenues declined 1% to $2.0 billion, reflecting lower average loan balances as Citi-branded cards loans declined 5% partially offset by an improvement in net interest spreads.  Citi retail services revenues increased 1% to $1.5 billion driven by improved net interest spreads that were partially offset by a 2% decline in average loans versus the prior year period.  Citi retail services revenues were also negatively impacted by higher contractual partner payments due to the impact of improving credit trends.

North America GCB net income was $1.1 billion, 14% lower than the first quarter 2012.  The decline in net income was driven by slightly lower revenues, higher operating expenses and a reduction in loan loss reserve release, partially offset by lower net credit losses.  Operating expenses in the first quarter were up 4% versus the prior year period to $2.4 billion reflecting volume related growth and higher repositioning charges, partially offset by efficiency savings.

North America GCB credit quality continued to improve as net credit losses declined 23% to $1.3 billion compared to the prior year period.  Net credit losses improved in Citi-branded cards (down 23% to $692 million), Citi retail services (down 24% to $508 million) and in retail banking (down 11% to $55 million) versus the prior year period.

International GCB revenues grew 1% to $4.9 billion from the prior year period and grew 3% on a constant dollar basis versus the first quarter 2012, with 6% growth in Latin America to $2.6 billion, a 2% increase in EMEA to $368 million and a 1% decline in Asia to $2.0 billion. The decline in revenues in Asia reflected the continued low interest rate environment and ongoing regulatory changes in the region.

International GCB net income declined 5% from the prior year period to $833 million as revenue growth was negatively offset by higher operating expenses and cost of credit, as well as a higher effective tax rate.  Operating expenses in the first quarter 2013 increased 1% to $2.9 billion (up 3% on a constant dollar basis) driven by volume growth, partially offset by efficiency savings, while credit costs increased 4% versus the prior year (6% on a constant dollar basis).

International GCB credit quality remained fairly stable even as loan portfolios continued to grow and season.  Net credit losses rose 14% to $737 million from the prior year period, but were down 2% from fourth quarter net credit losses of $755 million.  The international net credit loss rate was 2.12% of average loans in the first quarter 2013, slightly improved from 2.15% in the fourth quarter 2012 and up from 1.92% in the prior year period.

Securities and Banking

(in millions of dollars)	1Q’13	4Q’12	1Q’12	QoQ%	YoY%

Investment Banking	1,063	1,003	872	6%	22%
Equity Markets	826	465	916	78%	-10%
Fixed Income Markets	4,623	2,741	4,781	69%	-3%
Lending	309	119	12	NM	NM
Private Bank	629	596	598	6%	5%
Other Securities and Banking	(162)	(52)	(461)	NM	65%
Total Revenues (Ex-CVA / DVA)	$7,288	$4,872	$6,718	50%	8%

CVA/DVA	(310)	(510)	(1,376)	39%	77%
Total Revenues	$6,978	$4,362	$5,342	60%	31%

Expenses	$3,564	$3,668	$3,701	-3%	-4%

Net Credit Losses	35	75	(60)	-53%	NM
Credit Reserve Build/(Release) (a)	37	3	118	NM	-69%
Total Cost of Credit	$72	$78	$58	-8%	24%

Net Income	$2,311	$679	$1,280	NM	81%

Revenues
North America	2,970	1,481	1,442	101%	106%
EMEA	1,873	1,349	1,959	39%	-4%
LATAM	770	680	723	13%	7%
Asia	1,365	852	1,218	60%	12%

Income from Continuing Ops.
North America	1,152	222	187	NM	NM
EMEA	445	133	514	NM	-13%
LATAM	312	264	324	18%	-4%
Asia	446	78	311	NM	43%

Note:  Please refer to the Appendices and Footnotes  at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Securities and Banking

Securities and Banking revenues rose 31% from the prior year period to $7.0 billion.  Excluding the impact of the $(310) million of CVA/DVA in the first quarter 2013 (compared to $(1.4) billion in the prior year period), Securities and Banking revenues were $7.3 billion, 8% higher than the prior year period.

Investment Banking revenues of $1.1 billion increased 22% from the prior year period, with growth in all major products.  Debt underwriting revenues increased 5% to $634 million and equity underwriting revenues increased 45% to $225 million.  Advisory revenues of $204 million were 84% higher than the prior year period.

Equity Markets revenues of $826 million in the first quarter 2013 (excluding $(16) million of CVA/DVA) were 10% below the prior year period, driven in part by the impact of lower volatility on derivatives revenues.

Fixed Income Markets revenues of $4.6 billion in the first quarter 2013 (excluding $(293) million of CVA/DVA) declined 3% from the prior year as rates and currencies revenues were down versus a strong prior year period, partially offset by growth in securitized products.

Lending revenues increased to $309 million from the prior year period, reflecting $24 million of mark-to-market losses on hedges related to accrual loans as credit spreads tightened during the first quarter 2013 (compared to a

$344 million loss in the prior year period)(7). Excluding the mark-to-market impact on hedges related to accrual loans, lending revenues declined 7% to $333 million versus the prior year primarily related to loan sale activity.

Private Bank revenues increased 5% to $629 million (excluding $(1) million of CVA/DVA) from the prior year period, with growth driven by North America and Asia.

Securities and Banking net income was $2.3 billion in the first quarter 2013. Excluding CVA/DVA, net income rose 17% to $2.5 billion from the prior year period, primarily reflecting the increase in revenues and a decline in operating expenses, partially offset by a higher effective tax rate.

Transaction Services

(in millions of dollars)	1Q’13	4Q’12	1Q’12	QoQ%	YoY%

Treasury and Trade Solutions	1,922	1,962	2,017	-2%	-5%
Securities and Fund Services	684	655	688	4%	-1%
Total Revenues	$2,606	$2,617	$2,705	0%	-4%

Expenses	$1,424	$1,596	$1,386	-11%	3%

Net Credit Losses	4	0	2	NM	100%
Loan Loss Reserve Build/(Release) (a)	(11)	6	29	NM	NM
Total Cost of Credit	$(7)	$6	$31	NM	NM

Net Income	$764	$787	$893	-3%	-14%

Average Deposits ($ in billions) (b)	$415	$428	$377	-3%	10%
EOP Assets Under Custody ($ in trillions)	$13.5	$13.2	$12.5	2%	8%

Revenues
North America	626	633	639	-1%	-2%
EMEA	861	863	873	0%	-1%
LATAM	447	440	442	2%	1%
Asia	672	681	751	-1%	-11%

Income from Continuing Ops.
North America	129	98	126	32%	2%
EMEA	223	299	300	-25%	-26%
LATAM	164	133	174	23%	-6%
Asia	254	262	297	-3%	-14%

(a) Includes provision for unfunded lending commitments.

(b) Average deposits and other customer liability balances.

Transaction Services

Transaction Services revenues were $2.6 billion, down 4% from the prior year period (down 2% in constant dollars) reflecting revenue declines in both Treasury and Trade Solutions (TTS) and Securities and Fund Services (SFS)(6).  TTS revenues of $1.9 billion declined 5% from the prior year period (declined 3% in constant dollars) as loan and deposit growth was more than offset by the impact of spread compression globally.  SFS revenues of $684 million declined 1% from the prior year period, but increased 2% in constant dollars as higher settlement volumes and fees more than offset lower net interest spreads.

Transaction Services net income of $764 million declined 14% from the first quarter 2012, reflecting the decline in revenues, a 3% increase in operating expenses (4% increase in constant dollars) driven by higher volumes and a higher effective tax rate.

Transaction Services average deposits and other customer liability balances grew 10% versus the prior year period to $415 billion.  Assets under custody increased 8% from the first quarter 2012 to $13.5 trillion.

CITI HOLDINGS

(in millions of dollars)	1Q’13	4Q’12	1Q’12	QoQ%	YoY%

Brokerage and Asset Management	(17)	64	(48)	NM	65%
Local Consumer Lending	1,056	1,005	1,324	5%	-20%
Special Asset Pool	(138)	(2)	(394)	NM	65%
Total Revenues	$901	$1,067	$882	-16%	2%

Total Revenues (Ex-CVA / DVA)	$910	$1,042	$794	-13%	15%

Expenses	$1,502	$1,604	$1,217	-6%	23%

Net Credit Losses	930	972	1,734	-4%	-46%
Loan Loss Reserve Build/(Release) (a)	(351)	51	(576)	NM	-39%
Provision for Benefits and Claims	168	155	171	8%	-2%
Total Cost of Credit	$747	$1,178	$1,329	-37%	-44%

Net Income (Loss)	$(794)	$(1,049)	$(1,019)	24%	22%

Net Income (Loss)
Brokerage and Asset Management	(84)	(12)	(138)	NM	39%
Local Consumer Lending	(293)	(1,044)	(634)	72%	54%
Special Asset Pool	(417)	7	(247)	NM	-69%

EOP Assets ($ in billions)
Brokerage and Asset Management	9	9	26	0%	-65%
Local Consumer Lending	122	126	147	-3%	-17%
Special Asset Pool	18	21	36	-14%	-50%

EOP Loans ($B)	108	116	134	-7%	-19%
EOP Deposits ($B)	66	68	63	-3%	5%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues in the first quarter 2013 increased 2% versus the prior year period to $901 million. Revenues in the first quarter 2013 included CVA/DVA of $(9) million (compared to $88 million in the prior year period). Excluding CVA/DVA, Citi Holdings revenues increased 15% to $910 million.  Local Consumer Lending revenues of $1.1 billion declined 20% from the prior year mainly reflecting a 21% decline in average assets.  Special Asset Pool revenues were $(129) million (excluding CVA/DVA of $(9) million) in the first quarter 2013, compared to $(482) million (excluding CVA/DVA of $88 million) in the prior year period, predominantly reflecting lower asset marks and lower funding costs.  Brokerage and Asset Management revenues were $(17) million, compared to $(48) million in the prior year period, reflecting lower funding costs given the decline in assets.  As of the end of the first quarter 2013, total Citi Holdings assets were $149 billion, 29% below the prior year period, and represented approximately 8% of total Citigroup assets.

Citi Holdings net loss of $794 million in the first quarter 2013 compared to a net loss of $1.0 billion in the prior year period, driven by higher revenues and lower cost of credit, partially offset by higher operating expenses. Expenses increased 23% to $1.5 billion primarily due to higher legal and related expenses versus the prior year period.

Citi Holdings cost of credit declined 44% to $747 million versus the prior year period driven by lower net credit losses which decreased by $804 million or 46% from the prior year period, partly offset by a lower net loan loss reserve release of $351 million in the first quarter 2013, compared to a net reserve release of $576 million in the prior year period.  Net credit losses in the first quarter 2012 included approximately $370 million of charge-offs related to previously deferred principal balances on modified mortgages, which were substantially offset with a reserve release of $350 million in the quarter.

Citi Holdings allowance for credit losses was $9.4 billion at the end of the first quarter 2013, or 8.7% of loans, compared to $12.7 billion, or 9.5% of loans, in the prior year period. 90+ days delinquent loans in Local Consumer Lending decreased 35% to $3.7 billion, or 3.80% of loans.

RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	1Q’13	4Q’12	1Q’12	1Q’13	4Q’12	1Q’12

North America
Global Consumer Banking	5,110	5,313	5,166	1,113	980	1,297
Securities and Banking	2,970	1,481	1,442	1,152	222	187
Transaction Services	626	633	639	129	98	126
Total North America	$8,706	$7,427	$7,247	$2,394	$1,300	$1,610

EMEA
Global Consumer Banking	368	384	369	7	(43)	(13)
Securities and Banking	1,873	1,349	1,959	445	133	514
Transaction Services	861	863	873	223	299	300
Total EMEA	$3,102	$2,596	$3,201	$675	$389	$801

Latin America
Global Consumer Banking	2,575	2,542	2,473	414	411	392
Securities and Banking	770	680	723	312	264	324
Transaction Services	447	440	442	164	133	174
Total Latin America	$3,792	$3,662	$3,638	$890	$808	$890

Asia
Global Consumer Banking	1,960	1,995	1,998	417	396	501
Securities and Banking	1,365	852	1,218	446	78	311
Transaction Services	672	681	751	254	262	297
Total Asia	$3,997	$3,528	$3,967	$1,117	$736	$1,109

Corporate/Other	$(7)	$(106)	$471	$(322)	$(848)	$(331)

Citicorp	$19,590	$17,107	$18,524	$4,754	$2,385	$4,079

Citi Holdings	$901	$1,067	$882	$(789)	$(1,049)	$(1,017)

Citigroup	$20,491	$18,174	$19,406	$3,965	$1,336	$3,062

Citigroup will host a conference call today at 11:00 AM (EDT).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada.  The conference code for both numbers is 19741063.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://new.citi.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both this earnings release and Citigroup’s First Quarter 2013 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  These statements are not guarantees of future results or occurrences.  Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2012 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:

Press:	Shannon Bell	(212) 793-6206	Investors:	Susan Kendall	(212) 559-2718
	Mark Costiglio	(212) 559-4114	Fixed Income Investors:	Peter Kapp	(212) 559-5091

Appendix A: CVA/DVA

(In millions of dollars)	1Q’13	4Q’12	1Q’12
Securities and Banking
DVA on Citi Liabilities at Fair Value Option	(207)	(452)	(1,252)
Derivatives Counterparty CVA (a)	18	108	438
Derivatives Own-Credit CVA (a)	(121)	(166)	(562)
Total Securities and Banking CVA/DVA	$(310)	$(510)	$(1,376)

Special Asset Pool
DVA on Citi Liabilities at Fair Value Option	(3)	(4)	(10)
Derivatives Counterparty CVA (a)	(1)	37	115
Derivatives Own-Credit CVA (a)	(5)	(8)	(18)
Total Special Asset Pool CVA/DVA	$(9)	$25	$88
Total Citigroup CVA/DVA	$(319)	$(485)	$(1,288)

(a) Net of hedges.

Note: Totals may not sum due to rounding.

Appendix B: Non-GAAP Financial Measures - Adjusted Items

FIRST QUARTER 2013

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Results less: Items

Revenue	20,491	(319)	20,810
EBT	5,553	(319)	5,872
Taxes	1,588	(121)	1,709
Income from Continuing Ops.	$3,965	$(198)	$4,163

Discontinued Operations	(67)	—	(67)
Noncontrolling Interests	90	—	90
Net Income	$3,808	$(198)	$4,006

Diluted EPS (a)	$1.23	$(0.06)	$1.29

(a)  Earnings per share calculations are based on diluted shares of 3,044.7 million.  The components of earnings per share excluding CVA/DVA may not sum across due to rounding.

FOURTH QUARTER 2012

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Impact of: Repositioning	Results less: Items

Revenue	18,174	(485)	—	18,659
EBT	1,130	(485)	(1,028)	2,643
Taxes	(206)	(184)	(375)	353
Income from Continuing Ops.	$1,336	$(301)	$(653)	$2,290

Discontinued Operations	(112)	—	—	(112)
Noncontrolling Interests	28	—	—	28
Net Income	$1,196	$(301)	$(653)	$2,150

Diluted EPS (a)	$0.38	$(0.10)	$(0.21)	$0.69

(a)  Earnings per share calculations are based on diluted shares of 3,017.0 million.  The components of earnings per share excluding CVA/DVA and repositioning may not sum across due to rounding.

FIRST QUARTER 2012

($ millions, except per share amounts)	As Reported (GAAP)	Impact of: CVA/DVA	Impact of: Minority Investments	Results less: Items

Revenue	19,406	(1,288)	477	20,217
EBT	4,068	(1,288)	473	4,883
Taxes	1,006	(488)	165	1,329
Income from Continuing Ops.	$3,062	$(800)	$308	$3,554

Discontinued Operations	(5)	—	—	(5)
Noncontrolling Interests	126	—	—	126
Net Income	$2,931	$(800)	$308	$3,423

Diluted EPS (a)	$0.95	$(0.27)	$0.10	$1.11

(a)  Earnings per share calculations are based on diluted shares of 3,014.5 million.  The components of earnings per share excluding CVA/DVA and the impact of minority investments may not sum across due to rounding.

Appendix C: Non-GAAP Financial Measures-Excluding Impact of FX Translation

International GCB

		QoQ%		YoY%
(In millions of dollars)	1Q’13	Reported	Constant Dollar	Reported	Constant Dollar
Revenues
LATAM	2,575	1%	-1%	4%	6%
Asia	1,960	-2%	-1%	-2%	-1%
EMEA	368	-4%	-4%	0%	2%
Total International GCB	$4,903	0%	-1%	1%	3%
Expenses
LATAM	1,439	-10%	-11%	5%	7%
Asia	1,128	-9%	-8%	-2%	0%
EMEA	344	-14%	-14%	-4%	-2%
Total International GCB	$2,911	-10%	-10%	1%	3%

Transaction Services

		QoQ%		YoY%
(In millions of dollars)	1Q’13	Reported	Constant Dollar	Reported	Constant Dollar
Revenues
Treasury and Trade Securities	1,922	-2%	-2%	-5%	-3%
Securities and Fund Services	684	4%	5%	-1%	2%
Total Transaction Services	2,606	0%	0%	-4%	-2%

Expenses	1,424	-11%	-10%	3%	4%

Appendix D: Non-GAAP Financial Measures - Basel III Capital(a)

(In millions of dollars)	3/31/13 (b)	12/31/2012	9/30/2012

Citigroup’s Common Stockholders’ Equity	$190,222	$186,487	$186,465
Add: Qualifying Minority Interests	164	171	161
Regulatory Capital Adjustments
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax	(2,168)	(2,293)	(2,503)
Cumulative change in fair value of financial liabilities attributable to the change in own creditworthiness, net of tax	361	587	998
Intangible Assets
Goodwill, net of related deferred tax liabilities(c)	25,263	25,488	25,732
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related deferred tax liabilities	5,372	5,632	5,899
Defined benefit pension plan net assets	498	732	752
Deferred tax assets (DTAs) arising from net operating losses and foreign tax credit carry forwards and excess over 10% / 15% limitations for other DTAs, certain common equity investments, and MSRs (d)	49,805	51,116	48,849

Total Basel III Tier 1 Common Capital (e)	$111,255	$105,396	$106,899

Risk-Weighted Assets (RWA) (f)	$1,194,660	$1,206,153	$1,236,619

Basel III Tier 1 Common Capital Ratio (e)	9.3%	8.7%	8.6%

(a)         Certain reclassifications have been made to prior period presentation to conform to the current period.

(b)         Preliminary.

(c)          Includes goodwill embedded in the valuation of significant common stock investments in unconsolidated financial institutions.

(d)         Other DTAs reflect those DTAs arising from temporary differences.

(e)          Calculated based on the U.S. regulators proposed rules relating to Basel III (NPR).

(f)           The estimated Basel III risk-weighted assets have been calculated based on the proposed “advanced approaches” for determining risk-weighted assets under the NPR, as well as the final U.S. market risk capital rules (Basel II.5).

Appendix E: Non-GAAP Financial Measures - Tangible Common Equity

Preliminary
($ millions, except per share amounts)	3/31/2013

Citigroup’s Total Stockholders’ Equity	$193,359
Less: Preferred Stock	3,137
Common Stockholders’ Equity	190,222
Less:
Goodwill	25,474
Intangible Assets (other than Mortgage Servicing Rights)	5,457
Goodwill and Intangible Assets (Other than MSRs)
Related to Assets For Discontinued Operations Held-for-Sale	2
Tangible Common Equity (TCE)	$159,289

Common Shares Outstanding at Quarter-end	3,042.9

Tangible Book Value Per Share	$52.35
(Tangible Common Equity / Common Shares Outstanding)

(1) Credit valuation adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges, and debt valuation adjustments (DVA) on Citigroup’s fair value option debt. See Appendix A.  Citigroup’s results of operations, excluding the impact of CVA/DVA, are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of CVA/DVA provides a more meaningful depiction of the underlying fundamentals of its businesses impacted by CVA/DVA.  For a reconciliation of these measures to the reported results, see Appendix B.

(2) On January 1, 2013, the final (revised) U.S. market risk capital rules (Basel II.5) became effective.  Basel II.5 substantially revised the market risk capital framework and implements a more comprehensive and risk sensitive methodology for calculating market risk capital requirements for covered trading positions.

(3) Citigroup’s estimated Basel III Tier 1 Common Ratio and certain related components are non-GAAP financial measures. Citigroup believes this ratio and its components provide useful information to investors and others by measuring Citigroup’s progress against expected future regulatory capital standards. For the calculation of Citigroup’s estimated Basel III Tier 1 Common Ratio for the periods presented, see Appendix D. Citigroup’s estimated Basel III Tier 1 Common Ratio is based on its current interpretation, expectations and understanding of the proposed Basel III requirements and is necessarily subject to final regulatory clarity and anticipated compliance with all necessary enhancements to model calibration and other refinements, as well as further implementation guidance in the U.S.

(4) Tangible book value per share is a non-GAAP financial measure. This metric is a capital adequacy metric used and relied upon by investors and industry analysts. For a reconciliation of this metric to the most directly comparable GAAP measure, see Appendix E.

(5) Minority investments refer to the impact of transactions related to Citigroup’s interests in Housing Development Finance Corporation Ltd. (HDFC), Shanghai Pudong Development Bank (SPDB) and Akbank T.A.S. (Akbank) during the first quarter 2012.  First quarter 2012 included gains on the sale of Citi’s remaining minority interest in HDFC and its minority interest in SPDB of $1.1 billion ($722 million after-tax) and $542 million ($349 million after-tax), respectively, as well as an impairment charge related to its minority interest in Akbank of $1.2 billion ($763 million after-tax), all recorded in Corporate/Other.  Citigroup’s results of operations, excluding the impact of these minority investment transactions are non-GAAP financial measures.  Citigroup believes the presentation of its results of operations excluding the impact of these minority investment transactions provides a more meaningful depiction of the underlying fundamentals of its businesses.  For a reconciliation of these measures to the reported results, see Appendix B.

(6) Results of operations excluding the impact of FX translation are non-GAAP financial measures. Citigroup believes the presentation of its results of operations excluding the impact of FX translation is a more meaningful depiction of the underlying fundamentals of its businesses impacted by FX translation.  See Appendix C.

(7) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate loan portfolio. The fixed premium cost of these hedges is included (netted against) the core lending revenues to reflect the cost of the credit protection.